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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )*



                                  EDnet, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                    Common Stock ($.001 par value per share)
                   ------------------------------------------
                        (Title of Class of Securities)




                                  281345 10 8
                   ------------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                          PAGE   1   OF   4   PAGES
                               -----    -----
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CUSIP NO.  281345 10 8                   13G           PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liviakis Financial Communications, Inc.
          68-0311399
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States (California)
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    390,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   390,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          390,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF   4   PAGES
                               -----    -----
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                                                                    Page 3 of 4

ITEM 1.
(a)      Name of Issuer:  EDnet, Inc.
(b)      Address of Issuer's Principal Executive Offices:
         One Union Street, San Francisco, California 94111

ITEM 2.
(a)      Name of Person Filing:  Liviakis Financial Communications, Inc.
(b) Address of Principal Business Office: 2420 "K" Street, Suite 220, Sacramento, California 95816
(c)      Citizenship:  United States (California)
(d) Title of Class of Securities: Common Stock ($.001 par value per share)
(e)      CUSIP Number:  281345 10 8

ITEM 3.  This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1996
(a)      Amount Beneficially Owned:  390,000
(b)      Percent of Class:  7.9%
(c)      Number of shares as to which person filing has:
           (i)  sole power to vote or to direct the vote:  390,000
          (ii)  shared power to vote or to direct the vote: -0-
          (iii) sole power to dispose or to direct the disposition of:
                390,000
          (iv) shared power to dispose or to direct the disposition of: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.
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                                                                     Page 4 of 4

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             February 25, 1997
                                       ----------------------------
                                                  Date


                                           /s/ John M. Liviakis
                                       ------------------------------
                                                Signature


                                       John M. Liviakis, President
                                       ------------------------------
                                                Name/Title